EXHIBIT 99.1

GrafTech Reports Third Quarter 2024 Results

Delivering on Outlook and Successfully Executing Strategic Initiatives to Reduce Costs
Announcing Agreement for New Capital to Bolster Liquidity

BROOKLYN HEIGHTS, Ohio - November 12, 2024 - GrafTech International Ltd. (NYSE: EAF) ("GrafTech," the "Company," "we," or "our") today announced unaudited financial results for the quarter and nine months ended September 30, 2024. In a separate press release, dated November 12, 2024, the Company also announced that it has entered into a commitment and consent letter (the "Commitment Letter") with lenders holding all of its existing revolving commitments and an ad hoc group that holds over 81% of its existing secured bonds to provide new debt financing on competitive terms and extend maturities of its existing debt.
Third Quarter 2024 Summary

•Exceeded cost reduction goals resulting in significant cost improvement
•Generated positive cash flow through working capital and capital expenditure management
•Grew sales volume 9% year-over-year to 26.4 thousand metric tons ("MT")
•Achieved third consecutive quarter of sequential sales volume growth
•Announced financing agreement that will increase liquidity and extend debt maturities
•Net sales of $131 million
•Net loss of $36 million, or $0.14 per share(1)
•Adjusted EBITDA(2) of negative $6 million
•Net cash provided by operating activities of $24 million
•Adjusted free cash flow(2) of $20 million

Summary of Transactions for New Capital

The transactions for new capital (collectively, the "Transactions"), which are expected to close during the fourth quarter of 2024, will provide incremental liquidity and extend our current debt maturities as we manage the near-term industry-wide challenges. Key terms of the Commitment Letter include the following:

•$175 million of new senior first lien term loans, funded at transaction closing.
•Commitments to fund an additional $100 million of new senior first lien term loans, which are available to be drawn for 19 months following transaction closing.

EXHIBIT 99.1
•New senior term loans, both initially funded and subject to delayed draw, will bear interest at a variable rate of SOFR plus 600 basis points and will mature in December 2029.
•An exchange offer will be launched for all of the Company’s outstanding $950 million senior secured notes due December 2028 for new second lien notes due December 2029.
•The Company’s existing $330 million senior secured revolving credit facility maturing in May 2027 will be replaced with up to $225 million of new first lien revolving commitments maturing in November 2028.
•The Transactions are subject to the satisfaction or waiver of a number of customary closing conditions.

CEO Comments
"We grew volume, cut costs and generated positive cash flow in the third quarter and we are capitalizing on an opportunity to improve our liquidity position," said Timothy Flanagan, Chief Executive Officer and President. “This is evidence of our relentless focus on managing what is within our control. Our actions include aggressively addressing key elements of our cost structure and managing our working capital and capital expenditure levels to improve our cash position. Cash costs on a per metric ton basis declined 28% in the third quarter on a year-over-year basis and we generated $20 million of adjusted free cash flow during the quarter. On the commercial front, we continue to execute our customer engagement strategy, which contributed to a 9% year-over-year improvement in sales volume for the quarter and a 13% year-over-year improvement for the first nine months of the year."
"Furthermore, our announced financing agreement will provide GrafTech with new money debt financing and maturity extension on our existing debt," continued Mr. Flanagan. "This will provide additional liquidity and operational flexibility as we continue to manage through the near-term industry-wide challenges facing GrafTech. We look forward to strengthening our financial foundation and appreciate and are encouraged by the strong support of our financial partners, which highlights their confidence in the Company's future."

EXHIBIT 99.1
Third Quarter 2024 Financial Performance

(dollars in thousands, except per share amounts)				Nine Months Ended
				September 30,
	Q3 2024	Q2 2024	Q3 2023	2024	2023
Net sales	$130,654	$137,327	$158,992	$404,565	$483,355
Net loss	$(36,068)	$(14,752)	$(22,621)	$(81,689)	$(37,841)
Loss per share(1)	$(0.14)	$(0.06)	$(0.09)	$(0.32)	$(0.15)
Net cash provided by (used in) operating activities	$23,709	$(36,855)	$51,495	$(13,676)	$67,269

Adjusted net loss(2)	$(34,276)	$(13,564)	$(20,866)	$(73,001)	$(32,183)
Adjusted loss per share(1)(2)	$(0.13)	$(0.05)	$(0.08)	$(0.28)	$(0.13)
Adjusted EBITDA(2)	$(6,196)	$14,493	$919	$8,491	$42,056
Adjusted free cash flow(2)	$19,682	$(43,834)	$42,997	$(35,193)	$46,435

Net sales for the third quarter of 2024 were $131 million, a decrease of 18% compared to $159 million in the third quarter of 2023. The decline primarily reflected a decrease in the weighted-average realized price for volume derived from short-term agreements and spot sales ("non-LTA") and a shift in the mix of our business from volume derived from our take-or-pay agreements that had initial terms of three-to-five years ("LTA") to non-LTA volume. These factors were partially offset by higher overall sales volume.
Net loss for the third quarter of 2024 was $36 million, or $0.14 per share, compared to a net loss of $23 million, or $0.09 per share, in the third quarter of 2023.
Adjusted EBITDA(2) was negative $6 million in the third quarter of 2024, compared to $1 million in the third quarter of 2023. The decline primarily reflected lower weighted-average realized prices, a shift in the mix of our business from LTA volume to non-LTA volume and a lower of cost or market inventory valuation adjustment of $8 million recognized in the third quarter of 2024. These factors were mostly offset by a 28% reduction in cash costs on a per MT basis for the third quarter of 2024, compared to the same period in 2023.
In the third quarter of 2024, net cash provided by operating activities was $24 million and adjusted free cash flow(2) was $20 million. The cash flow performance reflected our ongoing focus on managing working capital levels, including a reduction in inventories during the third quarter of 2024.

EXHIBIT 99.1
Operational and Commercial Update

Key Operating Metrics				Nine Months Ended
				September 30,
(in thousands, except percentages)	Q3 2024	Q2 2024	Q3 2023	2024	2023
Sales volume (MT)	26.4	25.5	24.2	76.0	67.5
Production volume (MT)(3)	19.4	26.8	22.7	72.2	63.7
Production capacity (MT)(4)(5)	42.0	45.0	48.0	132.0	150.0
Capacity utilization(6)	46%	60%	47%	55%	42%

Sales volume for the third quarter of 2024 was 26.4 thousand MT, consisting of 23.4 thousand MT of non-LTA volume and 3.0 thousand MT of LTA volume, and increased 9% compared to the third quarter of 2023.
For the third quarter of 2024, the weighted-average realized price for our non-LTA volume was approximately $4,100 per MT, a decrease of 24% compared to the third quarter of 2023, with the decline reflecting the persistent competitive pressures in the regions in which we operate. For our LTA volume, the weighted-average realized price was approximately $7,700 per MT for the third quarter of 2024.
Production volume was 19.4 thousand MT in the third quarter of 2024, a decrease of 15% compared to the third quarter of 2023. The decline primarily reflected extended production shutdowns at our European graphite electrode manufacturing facilities during the third quarter of 2024, as was planned.
The table of estimated shipments of graphite electrodes under existing LTAs is as follows, reflecting our current expectations for the full year 2024:

2024
Estimated LTA volume (in thousands of MT)	13 - 14
Estimated LTA revenue (in millions)	$110 - $120(7)

EXHIBIT 99.1
Capital Structure and Liquidity
As of September 30, 2024, we had liquidity of $253.8 million, consisting of cash and cash equivalents of $141.4 million and $112.4 million of availability under our revolving credit facility. As of September 30, 2024, we had gross debt(8) of $950 million and net debt(9) of approximately $809 million.
Outlook
We expect demand for graphite electrodes in the near term will remain weak, reflecting persistent challenges in the commercial environment as steel industry production remains constrained by global economic uncertainty. Given these trends, challenging pricing dynamics have persisted in most regions. As a result, we remain selective in the commercial opportunities we choose to pursue. Despite these headwinds, we expect a low double-digit percentage point year-over-year improvement in sales volume for the full year of 2024. Sales volume in the fourth quarter of 2024 is expected to be broadly in line with sales volume for the third quarter of 2024. For 2025, we expect another year of low double-digit percentage point sales volume growth. This performance reflects our compelling customer value proposition and our ongoing focus on delivering on the needs of our customers.
As it relates to costs, we now expect the year-over-year decline in our full-year 2024 cash cost of goods sold per MT to exceed our previous guidance of a mid-teen percentage point decline compared to 2023. Reflecting the continued progress we are making on our cost structure, we now anticipate a decline of approximately 20% for the full year of 2024, compared to 2023, and we anticipate a further improvement in 2025. The significant improvement in our cost structure reflects (1) the deliberate actions we have taken to reduce our fixed manufacturing costs, (2) the benefit of additional actions we are taking to reduce our variable costs and (3) the anticipated year-over-year improvement in our sales and production volume levels.
In addition, we continue to closely manage our working capital levels and capital expenditures. For 2024, we now expect the net impact of working capital will be favorable to our full-year cash flow performance. We continue to anticipate our full-year 2024 capital expenditures will be in the range of $35 million to $40 million.
Longer term, we remain confident that the steel industry’s accelerating efforts to decarbonize will lead to increased adoption of the electric arc furnace method of steelmaking, driving long-term demand growth for graphite electrodes. We also anticipate the demand for petroleum needle coke, the key raw material we use to produce graphite electrodes, to accelerate driven by its utilization in producing synthetic graphite for use in lithium-ion batteries for the growing electric vehicle market. We believe that the near-term actions we are taking, supported by an industry-leading position and our sustainable competitive advantages, including our substantial vertical integration into petroleum needle coke via our Seadrift facility, will optimally position GrafTech to benefit from that long-term growth.

EXHIBIT 99.1
Conference Call Information
In connection with this earnings release, you are invited to listen to our earnings call being held on November 12, 2024 at 10:00 a.m. (EST). The webcast and accompanying slide presentation will be available on our investor relations website at: http://ir.graftech.com. The earnings call dial-in number is +1 (800) 717-1738 toll-free in North America or +1 (289) 514-5100 for overseas calls, conference ID: 65597. Archived replays of the conference call and webcast will be made available on our investor relations website at: http://ir.graftech.com. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission ("SEC") and other information available at: www.GrafTech.com. The information on our website is not part of this release or any report we file with or furnish to the SEC.
About GrafTech
GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost, ultra-high power graphite electrode manufacturing facilities, with some of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, our key raw material for graphite electrode manufacturing. This unique position provides us with competitive advantages in product quality and cost.
________________________

(1)    Loss per share represents diluted loss per share. Adjusted loss per share represents diluted adjusted loss per share.
(2)    A non-GAAP financial measure, see below for more information and reconciliations to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").
(3)    Production volume reflects graphite electrodes we produced during the period.
(4)    Production capacity reflects expected maximum production volume during the period depending on product mix and expected maintenance outage. Actual production may vary.
(5)    Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; and Pamplona, Spain. While maintaining the capability to produce up to 28,000 MT of graphite electrodes and pins on an annual basis at our St. Marys, Pennsylvania facility, most production activities at St. Marys have been suspended. The wind down of these production activities was completed in the second quarter of 2024. Remaining activities at St. Marys are limited to machining graphite electrodes and pins sourced from our other plants.
(6)    Capacity utilization reflects production volume as a percentage of production capacity.
(7)    Estimated LTA revenue includes payments from customers that failed to meet certain obligations under their LTAs.
(8)    Gross debt reflects the notional value of our outstanding debt and excludes unamortized debt discount and issuance costs.
(9)    A non-GAAP financial measure, net debt is calculated as gross debt minus cash and cash equivalents (September 30, 2024 gross debt of $950 million less September 30, 2024 cash and cash equivalents of $141 million).

EXHIBIT 99.1
Cautionary Note Regarding Forward-Looking Statements
This press release and related discussions may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, the proposed Transactions, short-term and long-term liquidity, expectations regarding the effect of the Transactions, financial projections, plans and objectives of management for future operations, and future economic performance. Examples of forward-looking statements include, among others, statements we make regarding future estimated volume, pricing and revenue, anticipated levels of capital expenditures and cost of goods sold, anticipated reduction in our costs resulting from our cost rationalization initiatives and one-time costs of implementation and guidance relating to adjusted EBITDA and free cash flow. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: our dependence on the global steel industry generally and the electric arc furnace steel industry in particular; the cyclical nature of our business and the selling prices of our products, which may continue to decline in the future, and may lead to prolonged periods of reduced profitability and net losses or adversely impact liquidity; the sensitivity of our business and operating results to economic conditions, including any recession, and the possibility others may not be able to fulfill their obligations to us in a timely fashion or at all; the possibility that we may be unable to implement our business strategies in an effective manner; the possibility that global graphite electrode overcapacity may adversely affect graphite electrode prices; the competitiveness of the graphite electrode industry; our dependence on the supply of raw materials, including decant oil and petroleum needle coke, and disruptions in supply chains for these materials; our primary reliance on one facility in Monterrey, Mexico for the manufacturing of connecting pins; the cost of electric power and natural gas, particularly in Europe; our manufacturing operations are subject to hazards; the legal, compliance, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations could further deteriorate if our manufacturing operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, regulatory issues, natural disasters, public health crises, such as a

EXHIBIT 99.1
global pandemic, political crises or other catastrophic events; the risks and uncertainties associated with litigation, arbitration, and like disputes, including disputes related to contractual commitments; our dependence on third parties for certain construction, maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are subject to information technology systems failures, cybersecurity attacks, network disruptions and breaches of data security; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the sensitivity of long-lived assets on our balance sheet to changes in the market; our dependence on protecting our intellectual property and the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the impact of inflation and our ability to mitigate the effect on our costs; the impact of macroeconomic and geopolitical events on our business, results of operations, financial condition and cash flows, and the disruptions and inefficiencies in our supply chain that may occur as a result of such events; the possibility that our indebtedness could limit our financial and operating activities or that our cash flows may not be sufficient to service our indebtedness; past increases in benchmark interest rates and the fact that any future borrowings may subject us to interest rate risk; risks and uncertainties associated with our ability to access the capital and credit markets could adversely affect our results of operations, cash flows and financial condition; the possibility that disruptions in the capital and credit markets could adversely affect our customers and suppliers; the possibility that restrictive covenants in our financing agreements could restrict or limit our operations; changes in, or more stringent enforcement of, health, safety and environmental regulations applicable to our manufacturing operations and facilities; the possibility that the cash dividends on our common stock, which are currently suspended, will remain suspended and we may not pay cash dividends on our common stock in the future; our ability to continue to meet NYSE continued listing standards; and the ability to satisfy the conditions precedent with respect to the new financings.
These factors should not be construed as exhaustive and should be read in conjunction with the Risk Factors and other cautionary statements that are included in our most recent Annual Report on Form 10-K and other filings with the SEC. Additionally, there can be no assurances that the Transactions will be successfully consummated as they remain subject to the satisfaction of certain conditions precedent. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this press release that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

EXHIBIT 99.1
Non‑GAAP Financial Measures
In addition to providing results that are determined in accordance with GAAP, we have provided certain financial measures that are not in accordance with GAAP. EBITDA, adjusted EBITDA, adjusted net loss, adjusted loss per share, free cash flow, adjusted free cash flow, net debt and cash cost of goods sold per MT are non-GAAP financial measures.
We define EBITDA, a non‑GAAP financial measure, as net loss plus interest expense, minus interest income, plus income taxes and depreciation and amortization. We define adjusted EBITDA, a non-GAAP financial measure, as EBITDA adjusted by any pension and other post-employment benefit ("OPEB") plan expenses or benefits, rationalization and rationalization-related expenses, non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, stock-based compensation expense, proxy contest expenses and Tax Receivable Agreement adjustments. Adjusted EBITDA is the primary metric used by our management and our Board of Directors to establish budgets and operational goals for managing our business and evaluating our performance.
We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period‑to‑period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt‑service capabilities.
Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments, including any capital expenditure requirements to augment or replace our capital assets;
•adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•adjusted EBITDA does not reflect expenses or benefits relating to our pension and OPEB plans;
•adjusted EBITDA does not reflect rationalization or rationalization-related expenses;
•adjusted EBITDA does not reflect the non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar;
•adjusted EBITDA does not reflect stock-based compensation expense;
•adjusted EBITDA does not reflect proxy contest expenses;

EXHIBIT 99.1
•adjusted EBITDA does not reflect Tax Receivable Agreement adjustments; and
•other companies, including companies in our industry, may calculate EBITDA and adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
We define adjusted net loss, a non‑GAAP financial measure, as net loss, excluding the items used to calculate adjusted EBITDA, less the tax effect of those adjustments. We define adjusted loss per share, a non‑GAAP financial measure, as adjusted net loss divided by the weighted average diluted common shares outstanding during the period. We believe adjusted net loss and adjusted loss per share are useful to present to investors because we believe that they assist investors’ understanding of the underlying operational profitability of the Company.
We define free cash flow, a non-GAAP financial measure, as net cash provided by or used in operating activities less capital expenditures. We define adjusted free cash flow, a non-GAAP financial measure, as free cash flow adjusted by payments made or received from the settlement of interest rate swap contracts. We use free cash flow and adjusted free cash flow as critical measures in the evaluation of liquidity in conjunction with related GAAP amounts. We also use these measures when considering available cash, including for decision-making purposes related to dividends and discretionary investments. Further, these measures help management, the audit committee, and investors evaluate the Company's ability to generate liquidity from operating activities.
We define net debt, a non-GAAP financial measure, as gross debt minus cash and cash equivalents. We believe this is an important measure as it is more representative of our financial position.
We define cash cost of goods sold per MT, a non-GAAP financial measure, as cost of goods sold less depreciation and amortization, less cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes and less rationalization-related expenses, with this total divided by our sales volume measured in MT. We believe this is an important measure as it is used by our management and Board of Directors to evaluate our costs on a per MT basis.
In evaluating these non-GAAP financial measures, you should be aware that in the future, we may incur expenses similar to the adjustments in the reconciliations presented below. Our presentations of these non-GAAP financial measures should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non‑recurring items. When evaluating our performance, you should consider these non-GAAP financial measures alongside other measures of financial performance and liquidity, including our net loss, loss per share, cash flow from operating activities, cost of goods sold and other GAAP measures.

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$141,406	$176,878
Accounts and notes receivable, net of allowance for doubtful accounts of $7,672 as of September 30, 2024 and $7,708 as of December 31, 2023	89,516	101,387
Inventories	266,459	330,146
Prepaid expenses and other current assets	60,611	66,382
Total current assets	557,992	674,793
Property, plant and equipment	933,502	920,444
Less: accumulated depreciation	436,815	398,330
Net property, plant and equipment	496,687	522,114
Deferred income taxes	36,599	31,542
Other assets	51,720	60,440
Total assets	$1,142,998	$1,288,889
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$55,112	$83,268
Long-term debt, current maturities	139	134
Accrued income and other taxes	10,085	10,022
Other accrued liabilities	79,906	91,702
Tax Receivable Agreement	1,949	5,417
Total current liabilities	147,191	190,543

Long-term debt	929,313	925,511
Other long-term obligations	47,760	55,645
Deferred income taxes	23,944	33,206
Tax Receivable Agreement long-term	3,788	5,737
Stockholders’ (deficit) equity:
Preferred stock, par value $0.01, 300,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01, 3,000,000,000 shares authorized, 257,167,127 and 256,831,870 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	2,572	2,568
Additional paid-in capital	753,796	749,527
Accumulated other comprehensive loss	(21,378)	(11,458)
Accumulated deficit	(743,988)	(662,390)
Total stockholders’ (deficit) equity	(8,998)	78,247
Total liabilities and stockholders’ (deficit) equity	$1,142,998	$1,288,889

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net sales	$130,654	$158,992	$404,565	$483,355
Cost of goods sold	134,885	157,603	402,059	427,464
Lower of cost or market inventory valuation adjustment	7,843	—	11,916	—
Gross (loss) profit	(12,074)	1,389	(9,410)	55,891
Research and development	1,245	1,295	4,319	3,683
Selling and administrative expenses	13,060	18,231	33,435	58,933
Rationalization expenses	(99)	—	3,156	—
Operating loss	(26,280)	(18,137)	(50,320)	(6,725)

Other (income) expense, net	(285)	153	(1,769)	1,261
Interest expense	16,503	15,719	47,738	42,432
Interest income	(1,098)	(1,144)	(4,475)	(1,758)
Loss before income taxes	(41,400)	(32,865)	(91,814)	(48,660)
Income tax benefit	(5,332)	(10,244)	(10,125)	(10,819)
Net loss	$(36,068)	$(22,621)	$(81,689)	$(37,841)

Basic loss per common share:
Net loss per share	$(0.14)	$(0.09)	$(0.32)	$(0.15)
Weighted average common shares outstanding	257,694,799	257,090,113	257,568,237	256,987,778
Diluted loss per common share:
Net loss per share	$(0.14)	$(0.09)	$(0.32)	$(0.15)
Weighted average common shares outstanding	257,694,799	257,090,113	257,568,237	256,987,778

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cash flow from operating activities:
Net loss	$(36,068)	$(22,621)	$(81,689)	$(37,841)
Adjustments to reconcile net loss to cash provided by (used in) operations:
Depreciation and amortization	17,933	16,954	46,135	43,053
Deferred income tax benefit	(5,625)	(3,873)	(11,743)	(10,297)
Non-cash stock-based compensation expense	1,838	1,628	4,446	3,809
Non-cash interest expense	(608)	(1,435)	(3,578)	10,249
Lower of cost or market inventory valuation adjustment	7,843	—	11,916	—
Other adjustments	2,742	3,138	4,981	(3,278)
Net change in working capital*	43,056	58,433	29,711	64,833
Change in Tax Receivable Agreement	—	—	(5,417)	(4,631)
Change in long-term assets and liabilities	(7,402)	(729)	(8,438)	1,372
Net cash provided by (used in) operating activities	23,709	51,495	(13,676)	67,269
Cash flow from investing activities:
Capital expenditures	(4,027)	(8,498)	(21,517)	(48,287)
Proceeds from the sale of fixed assets	20	6	100	220
Net cash used in investing activities	(4,007)	(8,492)	(21,417)	(48,067)
Cash flow from financing activities:
Interest rate swap settlements	—	—	—	27,453
Debt issuance and modification costs	—	(1,809)	—	(8,133)
Proceeds from the issuance of long-term debt, net of original issuance discount	—	—	—	438,552
Principal payments on long-term debt	—	—	—	(433,708)
Payments for taxes related to net share settlement of equity awards	—	—	(82)	(129)
Dividends paid	—	—	—	(5,134)
Principal payments under finance lease obligations	(23)	(10)	(58)	(20)
Net cash (used in) provided by financing activities	(23)	(1,819)	(140)	18,881
Net change in cash and cash equivalents	19,679	41,184	(35,233)	38,083
Effect of exchange rate changes on cash and cash equivalents	1,001	(537)	(239)	83
Cash and cash equivalents at beginning of period	120,726	132,160	176,878	134,641
Cash and cash equivalents at end of period	$141,406	$172,807	$141,406	$172,807

* Net change in working capital due to changes in the following components:
Accounts and notes receivable, net	$6,759	$13,287	$11,201	$48,007
Inventories	29,319	50,526	50,105	69,258
Prepaid expenses and other current assets	2,093	841	2,810	4,974
Income taxes payable	248	(8,960)	(2,616)	(31,356)
Accounts payable and accruals	(12,254)	(14,250)	(48,666)	(43,391)
Interest payable	16,891	16,989	16,877	17,341
Net change in working capital	$43,056	$58,433	$29,711	$64,833

EXHIBIT 99.1
NON-GAAP RECONCILIATIONS
(Dollars in thousands, except per share and per MT data)
(Unaudited)
The following tables reconcile our non-GAAP financial measures to the most directly comparable GAAP measures:

Reconciliation of Net Loss to Adjusted Net Loss
				Nine Months Ended September 30,
	Q3 2024	Q2 2024	Q3 2023	2024	2023

Net loss	$(36,068)	$(14,752)	$(22,621)	$(81,689)	$(37,841)

Diluted loss per common share:
Net loss per share	$(0.14)	$(0.06)	$(0.09)	$(0.32)	$(0.15)
Weighted average shares outstanding	257,694,799	257,772,069	257,090,113	257,568,237	256,987,778

Adjustments, pre-tax:
Pension and OPEB plan expenses(1)	479	477	914	1,303	2,731
Rationalization expenses(2)	(99)	110	—	3,156	—
Rationalization-related expenses(3)	—	—	—	2,655	—
Non-cash (gains) losses on foreign currency remeasurement(4)	(352)	(928)	(287)	(1,442)	433
Stock-based compensation expense(5)	1,838	1,561	1,628	4,446	3,809
Proxy contest expenses(6)	—	542	—	752	—
Tax Receivable Agreement adjustment(7)	—	—	—	37	16
Total non-GAAP adjustments pre-tax	1,866	1,762	2,255	10,907	6,989
Income tax impact on non-GAAP adjustments(8)	74	574	500	2,219	1,331
Adjusted net loss	$(34,276)	$(13,564)	$(20,866)	$(73,001)	$(32,183)

Reconciliation of Loss Per Share to Adjusted Loss Per Share
				Nine Months Ended September 30,
	Q3 2024	Q2 2024	Q3 2023	2024	2023

Loss per share	$(0.14)	$(0.06)	$(0.09)	$(0.32)	$(0.15)
Adjustments per share:
Pension and OPEB plan expenses(1)	—	—	—	0.01	0.01
Rationalization expenses(2)	—	—	—	0.01	—
Rationalization-related expenses(3)	—	—	—	0.01	—
Non-cash (gains) losses on foreign currency remeasurement(4)	—	—	—	—	—
Stock-based compensation expense(5)	0.01	0.01	0.01	0.02	0.02
Proxy contest expenses(6)	—	—	—	—	—
Tax Receivable Agreement adjustment(7)	—	—	—	—	—
Total non-GAAP adjustments pre-tax per share	0.01	0.01	0.01	0.05	0.03
Income tax impact on non-GAAP adjustments per share(8)	—	—	—	0.01	0.01
Adjusted loss per share	$(0.13)	$(0.05)	$(0.08)	$(0.28)	$(0.13)

EXHIBIT 99.1

Reconciliation of Net Loss to Adjusted EBITDA
				Nine Months Ended September 30,
	Q3 2024	Q2 2024	Q3 2023	2024	2023

Net loss	$(36,068)	$(14,752)	$(22,621)	$(81,689)	$(37,841)
Add:
Depreciation and amortization	17,933	14,319	16,954	46,135	43,053
Interest expense	16,503	15,609	15,719	47,738	42,432
Interest income	(1,098)	(1,853)	(1,144)	(4,475)	(1,758)
Income taxes	(5,332)	(592)	(10,244)	(10,125)	(10,819)
EBITDA	(8,062)	12,731	(1,336)	(2,416)	35,067
Adjustments:
Pension and OPEB plan expenses(1)	479	477	914	1,303	2,731
Rationalization expenses(2)	(99)	110	—	3,156	—
Rationalization-related expenses(3)	—	—	—	2,655	—
Non-cash (gains) losses on foreign currency remeasurement(4)	(352)	(928)	(287)	(1,442)	433
Stock-based compensation expense(5)	1,838	1,561	1,628	4,446	3,809
Proxy contest expenses(6)	—	542	—	752	—
Tax Receivable Agreement adjustment(7)	—	—	—	37	16
Adjusted EBITDA	$(6,196)	$14,493	$919	$8,491	$42,056

Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
				Nine Months Ended September 30,
	Q3 2024	Q2 2024	Q3 2023	2024	2023

Net cash provided by (used in) operating activities	$23,709	$(36,855)	$51,495	$(13,676)	$67,269
Capital expenditures	(4,027)	(6,979)	(8,498)	(21,517)	(48,287)
Free cash flow	19,682	(43,834)	42,997	(35,193)	18,982

Interest rate swap settlements(9)	—	—	—	—	27,453
Adjusted free cash flow	$19,682	$(43,834)	$42,997	$(35,193)	$46,435

EXHIBIT 99.1

Reconciliation of Cost of Goods Sold to Cash Cost of Goods Sold per MT
				Nine Months Ended September 30,
	Q3 2024	Q2 2024	Q3 2023	2024	2023

Cost of goods sold	$134,885	$131,970	$157,603	$402,059	$427,464
Less:
Depreciation and amortization(10)	16,281	12,648	15,291	41,136	37,961
Cost of goods sold - by-products and other(11)	7,806	9,301	430	26,707	13,720
Rationalization-related expenses(3)	—	—	—	2,655	—
Cash cost of goods sold	110,798	110,021	141,882	331,561	375,783
Sales volume (in thousands of MT)	26.4	25.5	24.2	76.0	67.5
Cash cost of goods sold per MT	$4,197	$4,315	$5,863	$4,363	$5,567

(1)Net periodic benefit cost for our pension and OPEB plans.
(2)Severance and contract termination costs associated with the cost rationalization and footprint optimization plan announced in February 2024.
(3)Other non-cash costs, primarily inventory and fixed asset write-offs, associated with the cost rationalization and footprint optimization plan announced in February 2024.
(4)Non-cash (gains) losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(5)Non-cash expense for stock-based compensation awards.
(6)Expenses associated with our proxy contest.
(7)Expense adjustment for future payment to our sole pre-initial public offering stockholder for tax assets that have been utilized.
(8)The tax impact on the non-GAAP adjustments is affected by their tax deductibility and the applicable jurisdictional tax rates.
(9)Receipt of cash related to the monthly settlement of our interest rate swap contracts prior to their termination in the second quarter of 2023, as well as receipt of cash related to the termination of the interest rate swap contracts.
(10)Reflects the portion of depreciation and amortization that is recognized in cost of goods sold.
(11)Primarily reflects cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes.

Contact:
Michael Dillon
216-676-2000
investor.relations@graftech.com